Exhibit 21

Subsidiaries of Eclipsys Corporation

Subsidiary Name	Jurisdiction

4114213 Canada, Inc.	Canada

Eclipsys Holding 1 Corporation	Delaware

Eclipsys Healthcare IT (Singapore) PTE. LTD.	Singapore

Eclipsys (Mauritius) Limited	Mauritius

Eclipsys Canada Corporation	Canada

Eclipsys International Corp.	Delaware

Eclipsys LIS Holdings, LLC	Delaware

Eclipsys RIS Canada, Inc.	Canada

Eclipsys Solutions Corp.	Delaware

Eclipsys Technologies Corporation	Delaware

Enterprise Performance Systems, Inc.	Missouri

HVC Holdings Canada, Ltd.	Canada

HVision, Inc.	Delaware

Eclipsys (India) Private Limited	India

Van Slyck & Associates, Inc.	Arizona